UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 26, 2017

ADVANCED CREDIT TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-170132 (Commission File Number)	26-2118480 (IRS Employer Identification No.)
871 Venetia Bay Blvd, #220-230, Venice, FL (Address of principal executive offices)	34285 (Zip Code)

Registrant’s telephone number, including area code (612)961-4536

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02(d) - Election of Directors

On September 26, 2017, the Board of Directors of the Company approved the election of Rex Schuette to serve on the Company’s Board. In addition, the number of Directors of the Company was amended to five. Mr. Schuette will not receive any compensation at this time for serving as a Director of the Company, nor will he serve on any committee as none exist at this time. In addition, Mr. Schuette does not have any family relationships with any other Director or officer of the Company.

Mr. Schuette’s vast experience and knowledge in the financial services sector will be instrumental in guiding the Company forward with its banking relationships. Mr. Schuette was an Executive Vice President and Chief Financial Officer of United Community Banks, Inc. (“United”) for the past 16 years until his recent retirement in May of this year. United is one of the largest full-service banks in the Southeast region of the United States, with over 168 offices and over $11 billion in assets. While at United, Mr. Schuette managed and directed all accounting, financial and reporting activities for the bank, and was also responsible for mergers and acquisitions, investor relations, strategic and capital planning. Prior to his time at United, Mr. Schuette spent sixteen years at State Street Corporation, a global financial services company, where he served as the company’s Senior Vice President and Chief Accounting Officer. Mr. Schuette has also served as the Chief Financial Officer of Bank One (Lead Bank), Deputy Comptroller of Harris Trust Savings Bank, and Assistant Controller of the National Bank of Detroit. The knowledge and experience that Mr. Schuette brings to the Board will be an important and strategic component of the Company’s continued growth in the banking industry, both domestically and abroad.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2017	ADVANCED CREDIT TECHNOLOGIES, INC. (Registrant) By: /s/ Christopher Jackson Christopher Jackson President, Secretary, Treasurer & Director